                                                                   EXHIBIT 99.1


        HANMI FINANCIAL CORP. ANNOUNCES 3RD QUARTER OF YEAR 2003 RESULTS;

         YEAR-TO-DATE NET INCOME OF $14.1 MILLION, OR $0.99 DILUTED EPS-

                          15.5% INCREASE OVER YEAR 2002


LOS ANGELES, CA. October 23, 2003 (MARKET WIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC), the holding company for Hanmi Bank, today announced the unaudited results of its operations for the third quarter and nine months ended September 30, 2003. Net income for the nine months ended September 30, 2003 was $14.1 million, an increase of $1.9 million, or 15.5%, from net income of $12.2 million in the same period in 2002. On an earnings per share basis for the nine months ended September 30, 2003, diluted earnings per share were $0.99, up $0.12, or 13.8%, from the $0.87 reported in the same period in year 2002.


For the quarter ended September 30, 2003, net income was $4.9 million, a decrease of approximately $200,000 or 3.9% compared to net income of $5.1 million for the same quarter in 2002. On an earnings per share basis, for the quarter ended September 30, 2003, diluted earnings per share were $0.34, down by $0.03, or 8.1%, from the $0.37 reported for the quarter ended September 30, 2002.


"We are pleased by the solid growth in the first nine months of the fiscal year and will continue to work to improve this performance in the future," said Jae Whan Yoo, President and CEO. "The nine month increase in total assets of 19 percent continues to prove that Hanmi is without question the leading Korean community bank. This increase in assets, combined with our growth in net income, net loans and total deposits, emphasizes the effectiveness of our strategic business plan," continued Mr. Yoo.


THIRD QUARTER HIGHLIGHTS:


GENERAL

     --   Appointed new President & CEO, Jae Whan Yoo

     -- Completed a change of organizational structure to establish a solid foundation for Hanmi's significant planned growth


FINANCIAL

     -- Net income for the nine months ended September 30, 2003 increased by 15.5% to $14.1 million compared to $12.2 million for the nine months ended September 30, 2002.

     -- Net loans increased by 20.8%, or $203.1 million, to $1,177.2 million compared to $974.1 million at December 31, 2002.

     -- Total deposits increased by 17.0%, or $ 217.9 million, to $1.5 billion compared to $1.3 billion at December 31, 2002.

     -- Total assets increased by 19.1%, or $278.4 million, to $1.7 billion compared to $1.4 billion at December 31, 2002.

     -- On an earnings per share basis, for the nine months ended September 30, 2003, net income was $0.99 per diluted share, an increase of 13.8%, over $0.87 per diluted share a year ago.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES

Net interest income before provision for loan losses for the third quarter of 2003 increased by $1.6 million, or 12.5%, to $14.4 million compared to $12.8 million during the same quarter a year ago. Net interest income before provision for loan losses for the nine months ended September 30, 2003 increased by $4.6 million, or 12.9%, to $40.5 million compared to $35.8 million during the same period a year ago. The increase in net interest income was primarily due to an increase of average interest-earning assets over average interest bearing liabilities. The net interest margin was 3.69% for the third quarter of 2003.


Average interest-earning assets increased by $307.4 million, or 26.2%, over the last year and provided an additional $4.5 million of interest income compared to the same period in prior year. Interest income increased by $12.8 million due to increase in volume, which was offset by $8.3 million due to decrease in yield.


Average interest-bearing liabilities increased $194.6 million, or 23.4%, over 2002, but the interest expense decreased by $146,000 or 0.9%. Interest expense increased $3.4 million due to increase in volume, which was offset by $3.6 million decrease due to the decrease in interest rates.


PROVISION FOR LOAN LOSSES

The provision for loan losses represents the charge against current earnings that is determined by management, through a disciplined credit review process, as the amount needed to maintain an allowance that is sufficient to absorb loan losses inherent in the bank's loan portfolio. In view of the still uncertain economic picture, and the additional inherent risk resulting from the overall increase of our loan portfolio, we increased the allowance for loan losses by $1.2 million to $13.5 million, representing 1.13% of the gross loans, from $12.3 million or 1.24% of the gross loan at December 31, 2002. The provision for loan losses was $4.4 million for the nine months ended September 30, 2003, representing increase of $1.2 million or 39.0% compared to $3.2 million for the same period in year 2002.


NON-INTEREST INCOME

For the quarter ended September 30, 2003, non-interest income decreased by $669,000, or 13.1 %, to $4.5 million, compared to $5.1 million for the same quarter in 2002. The majority of the decrease was due to gain recognized from the sale of securities available-for-sale of $823,000 in year 2002. Excluding this capital gain of $823,000, non-interest income for this quarter could have actually increased by $154,000, or 3.6%, compared to $4.3 million for the same quarter in year 2002. The majority increase was due to an increase in the service charges on deposit accounts of $311,000, or 13.1 %, over the same quarter in year 2002.


For the nine months ended September 30, 2003, non-interest income decreased by $652,000, or 4.3%, to $14.6 million, compared to $15.3 million for the same period in 2002. The majority of the decrease was due to decrease in gain on sale of securities available-for-sale of $893,000 and the change in fair value of interest rate swaps of $1.4 million recognized in 2002. Excluding these capital gains of $2.3 million in 2002, non-interest income would have increased by $1.6 million mainly due to an increase in service charges on deposit accounts of $826,000 and other non-interest income of $620,000.


NON-INTEREST EXPENSES

For the quarter ended September 30, 2003, non-interest expense increased by $715,000 or 8.0 % to $9.7 million compared to $9.0 million for the same quarter in 2002. The majority of the increase was due to an increase in salaries and employee benefits of $688,000. Among the increase of salaries and employee benefits, severance payments of $290,000 were included as a result of the reorganization accomplished in the third quarter of 2003.


For the nine months ended September 30, 2003, non-interest expense decreased by $170,000, or 0.6%, to $28.9 million compared to $29.1 million for the same period in 2002. The majority of decrease was due to impairment charges made on investment of $4.4 million in 2002, which was offset by the increase in salaries and employee benefit of $2.4 million, increase in expense of premises and fixed assets of $650,000 due to expansion of the branch network, and increase in other non-interest expense of $1.2 million.


FINANCIAL POSITION

Total assets were $1,734.7 million at September 30, 2003, an increase of $278.4 million, or 19.1%, from December 31, 2002 of $1,456.3 billion, primarily reflecting the growth in real estate loans, which includes both commercial and residential loans and commercial loans. Hanmi's investment securities portfolio increased by $166.8 million or 59.7% to $446.3 million at September 30, 2003 compared to $279.5 million at December 31, 2002.

At September 30, 2003, gross loans, net of unearned income totaled $1,190.7 million, an increase of $204.3 million, or 20.7%, from $986.4 million at December 31, 2002. The majority of the growth was in real estate loans, which increased by $102.7 million, or 27.6%, to $474.3 million at September 30, 2003, compared to $371.6 million at December 31, 2002, and in commercial loans, which increased by $93.1 million, or 16.3%, to $666.0 million at September 30, 2003, compared to $572.9 million at December 31, 2002.

The increase in total assets was funded by increases in deposits and borrowings. Total deposits increased by $217.9 million, or 17.0%, to $1.5 billion, compared to $1.3 billion at December 31, 2002. The majority of the increase was led by an increase in time certificates of deposit $100,000 or more of $119.0 million, other time deposit of $38.7 million, and non-interest bearing deposits of $45.1 million. The other borrowed funds increased by $46.5 million to $81.0 million from $34.5 million at December 31, 2002.


ASSET QUALITY

At September 30, 2003, accruing loans 90 days past due or more were $539,000, decreased by $78,000 from $617,000 at December 31, 2002 and by $2.2 million from $2.7 million at June 30, 2003. This decrease was due in a large part to the payoff of two $1 million commercial loans during the third quarter of 2003.

Non-accrual loans were $7.8 million at September 30, 2003, an increase by $1.9 million from $5.9 million at December 31, 2002. The increase was due to three commercial term loans to one borrower in the amount of $4.0 million that have been placed on non-accrual in the second quarter of 2003. These loans have been restructured and have been current on the restructured terms. Of the total exposure for the foregoing loans, $2.4 million is fully secured by equipment and commercial real estate, and, for the whole unsecured portion, a specific reserve was allocated as of September 30, 2003.


ABOUT HANMI FINANCIAL CORPORATION

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, is one of the leading banks providing services to the multi-ethnic communities of California, with 14 full-service offices in Los Angeles, Orange, San Diego and Santa Clara counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. The Bank's mission is to provide varied quality products and premier services to its customers and to maximize shareholder value.








FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuation in interest rates; risks of natural disasters related to the Company's real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company's business; and changes in securities markets.





Contact: Hyun-Kee Hong, acting CFO             (213) 427-5612

         Stephanie Yoon, Investor Relations    (213) 427-5631

FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)          For the quarter ended   For the nine months ended
                                                           September 30,            September 30,
                                                     ------------------------------------------------             Change
CONDENSED INCOME STATEMENT                              2003        2002         2003        2002           Amount       Percentage
                                                     ------------------------------------------------------------------------------
Interest income                                      $ 19,560     $ 18,573     $ 56,138     $ 51,647      $  4,491         8.7%
Interest expense                                        5,111        5,768       15,675       15,821          (146)       -0.9%
                                                     --------     --------     --------     --------      --------      -------
             Net interest income                       14,449       12,805       40,463       35,826         4,637        12.9%
Provision for loan losses                               1,700        1,050        4,380        3,150         1,230        39.0%
                                                     --------     --------     --------     --------      --------      -------
             Net interest income after provision       12,749       11,755       36,083       32,676         3,407        10.4%
Service charges on deposit accounts                     2,680        2,369        7,628        6,802           826        12.1%
Gain on sales of loans                                    307          583        1,629        1,466           163        11.1%
Gain on sale of available-for-sale securities            --            823          858        1,751          (893)      -51.0%
Change in fair value of interest rate swaps              --                          --        1,368        (1,368)     -100.0%
All other non-interest income                           1,465        1,346        4,484        3,864           620        16.0%
                                                     --------     --------     --------     --------      --------      -------
             Non interest income                        4,452        5,121       14,599       15,251          (652)       -4.3%
Salaries and employee benefits                          5,259        4,571       15,511       13,108         2,403        18.3%
Expenses of premises and fixed assets                   1,387        1,074        3,855        3,205           650        20.3%
Impairment charges on investment                         --            456         --          4,406        (4,406)     -100.0%
Other non-interest expense                              3,037        2,867        9,565        8,382         1,183        14.1%
                                                     --------     --------     --------     --------      --------      -------
             Non-interest expense                       9,683        8,968       28,931       29,101          (170)       -0.6%
                                                     --------     --------     --------     --------      --------      -------
                      Income before income taxes        7,518        7,908       21,751       18,826         2,925        15.5%
Income taxes                                            2,573        2,767        7,613        6,589         1,024        15.5%
                                                     --------     --------     --------     --------      --------      -------
                              Net Income             $  4,945     $  5,141     $ 14,138     $ 12,237         1,901        15.5%
                                                     ========     ========     ========     ========      ========      =======
Basic EPS                                            $   0.35     $   0.37     $   1.01     $   0.89      $   0.12        13.1%
Diluted EPS                                          $   0.34     $   0.37     $   0.99     $   0.87      $   0.12        13.8%

                                                 As of             As of                      Change                    As of
CONDENSED BALANCE SHEET                      Sept. 30, 2003     Dec. 31, 2002         Amount        Percentage      Sept. 30, 2002
                                             -------------------------------------------------------------------------------------
Assets
Cash and due from banks                        $    53,314      $    67,772      $   (14,458)          -21.3%       $    72,833
Federal funds sold                                       0           55,000          (55,000)         -100.0%            50,000
Term federal funds sold                              5,000           30,000          (25,000)                            26,000
Investment securities                              446,344          279,548          166,796            59.7%           299,734
Loans:
   Loans, net of unearned income                 1,190,730          986,408          204,322            20.7%           940,150
   Allowance for loan and lease losses             (13,488)         (12,269)          (1,219)            9.9%           (10,839)
                                               -----------      -----------      -----------         --------       -----------
         Net loans                               1,177,242          974,139          203,103            20.8%           929,311
Other assets                                        52,768           49,839            2,929             5.9%            47,300
                                               -----------      -----------      -----------         --------       -----------
                      Total assets             $ 1,734,668      $ 1,456,298      $   278,370            19.1%       $ 1,425,178
                                               ===========      ===========      ===========         ========       ===========

Liabilities and Stockholders' equity
Non-interest bearing deposits                  $   457,196      $   412,060      $    45,136            11.0%       $   346,647
Interest bearing deposits                        1,044,682          871,919          172,763            19.8%           909,237
                                               -----------      -----------      -----------         --------       -----------
Total deposits                                   1,501,878        1,283,979          217,899            17.0%       $ 1,255,884
Other borrowed funds                                80,950           34,450           46,500           135.0%            40,450
Other liabilities                                   15,631           13,401            2,230            16.6%             9,425
                                               -----------      -----------      -----------         --------       -----------
                    Total Liabilities          $ 1,598,459      $ 1,331,830      $   266,629            20.0%         1,305,759
Shareholders' equity                               136,209          124,468           11,741             9.4%           119,419
                                               -----------      -----------      -----------         --------       -----------
              Total Liabilities and equity     $ 1,734,668      $ 1,456,298      $   278,370            19.1%       $ 1,425,178
                                               ===========      ===========      ===========         ========       ===========

                                             For the quarter ended,       For the nine months ended,                Change
AVERAGE BALANCES;                      Sept. 30, 2003   Sept. 30, 2002  Sept. 30, 2003  Sept. 30, 2002      Amount       Percentage
                                       --------------------------------------------------------------------------------------------
Average net loans                         $1,143,773      $  909,244      $1,067,284      $  859,379      $  207,905         24.2%
Average interest-earning assets           $1,567,484      $1,282,563      $1,481,770      $1,174,338      $  307,432         26.2%
Average assets                            $1,663,538      $1,378,457      $1,578,044      $1,272,266      $  305,778         24.0%
Average interest-bearing deposits         $1,031,544      $  879,935      $  976,859      $  815,170      $  161,689         19.8%
Average deposits                          $1,473,048      $1,221,711      $1,388,007      $1,136,098      $  251,909         22.2%
Average other borrowed funds              $   46,175      $   32,655      $   49,390      $   16,505      $   32,885        199.2%
Average interest-bearing liabilities      $1,077,719      $  912,589      $1,026,248      $  831,675      $  194,574         23.4%
Average equity                            $  134,595      $  114,595      $  130,030      $  110,092      $   19,938         18.1%

                                            For the quarter ended,        For the nine months ended,                Change
SELECTED PERFORMANCE RATIO;            Sept. 30, 2003   Sept. 30, 2002   Sept. 30, 2003  Sept. 30, 2002      Amount      Percentage
                                       --------------------------------------------------------------------------------------------
Return on average assets                     1.19%          1.49%            1.19%           1.28%           -0.09%        -6.85%
Return on average equity                    14.70%         17.94%           14.50%          14.82%           -0.32%        -2.18%
Net interest margin                          3.69%          3.99%            3.64%           4.07%           -0.43%        -10.49%

                                                                 As of               As of
ALLOWANCE FOR LOAN LOSSES                                   Sept. 30, 2003      Sept. 30, 2002
                                                          ----------------------------------------
Balance at the beginning of Year                                $ 12,269            $ 10,064
Provision for loan losses                                          4,380               3,150
Charge-offs, net of recoveries                                     3,161               2,375
                                                                --------            --------
Balance at the end of quarter                                   $ 13,488            $ 10,839
                                                                ========            ========
Loan loss allowance /Gross loans                                    1.13%               1.10%
Loan loss allowance/Non-performing loans                          160.97%             253.13%

NON-PERFORMING ASSETS                                     Sept. 30, 2003       Dec. 31, 2002     Sept. 30, 2002
                                                          -----------------------------------------------------
Accruing loans-90 days past due                               $   539             $   617          $   205
Non accrual loans                                               7,840               5,858            4,077
                                                               ------             -------          -------
Total Non performing loans                                      8,379               6,475            4,282
                                                               ------             -------          -------
Total Non performing loans / Total loans                         0.70%               0.66%            0.46%
 Other real estate owned                                          122                   -               --
                                                              -------                  --               --
Total Non performing assets                                   $ 8,501             $ 6,475          $ 4,282
                                                              =======             =======          =======
Total Non performing assets / Total Assets                       0.49%               0.44%            0.30%

                                                                                                              Change
LOAN PORTFOLIO                                              Sept. 30, 2003       Dec. 31, 2002         Amount        Percentage
                                                          -------------------------------------------------------------------------
Real estate loans                                            $   474,266           $ 371,593        $ 102,673           27.6%
Commercial loans                                                 666,012             572,910           93,102           16.3%
Consumer loans                                                    53,477              44,416            9,061           20.4%
                                                             -----------           ---------        ---------
   Total gross loans                                           1,193,755             988,919          204,836           20.7%
Unearned loan fees                                                (3,025)             (2,511)            (514)          20.5%
Allowance for loan losses                                        (13,488)            (12,269)          (1,219)           9.9%
                                                             -----------           ---------        ---------           ----
   Net loans                                                 $ 1,177,242           $ 974,139        $ 203,103           20.8%
                                                             ===========           =========        =========           ====

LOAN MIX
Real estate loans                                                 39.73%              37.58%
Commercial loans                                                  55.79%              57.93%
Consumer loans                                                     4.48%               4.49%
                                                                 -------             -------
   Total gross loans                                             100.00%             100.00%
                                                                 =======             =======

                                                                 As of               As of                  Change
DEPOSIT PORTFOLIO                                           Sept. 30, 2003      Dec. 31, 2002         Amount        Percentage
                                                          -------------------------------------------------------------------------
Non-interest bearing                                         $   457,196         $   412,060        $  45,136           11.0%
Savings                                                           95,478              98,121           (2,643)          -2.7%
Time certificates of deposit $100,000 or more                    442,567             323,544          119,023           36.8%
Other time deposits                                              298,591             259,940           38,651           14.9%
Money market checking                                            208,046             190,314           17,732            9.3%
                                                             -----------         -----------        ---------           ----
   Total deposit                                             $ 1,501,878         $ 1,283,979        $ 217,899           17.0%
                                                             ===========         ===========        =========           ====

DEPOSIT MIX
Non-interest bearing                                               30.44%              32.09%
Savings                                                             6.36%               7.64%
Time certificates of deposit $100,000 or more                      29.47%              25.20%
Other time deposits                                                19.88%              20.24%
Money market checking                                              13.85%              14.82%
                                                                  -------             -------
   Total deposit                                                  100.00%             100.00%
                                                                  =======             =======
